Exhibit B-6(a)

                   INSTALLMENT SALE AGREEMENT

                             BETWEEN

                     PARISH OF ST. CHARLES,
                       STATE OF LOUISIANA

                               AND

                 LOUISIANA POWER & LIGHT COMPANY

                   DATED AS OF NOVEMBER 1,1995




                           $16,770,000
            PARISH OF ST. CHARLES, STATE OF LOUISIANA
                   ENVIRONMENTAL REVENUE BONDS
            (LOUISIANA POWER & LIGHT COMPANY PROJECT)
                           SERIES 1995

                   INSTALLMENT SALE AGREEMENT

     This INSTALLMENT SALE AGREEMENT dated as of November 1, 1995, by and between the PARISH OF ST. CHARLES, STATE OF LOUISIANA, a political subdivision of the State of Louisiana (the "Issuer"), and LOUISIANA POWER & LIGHT COMPANY, a corporation organized and existing under and by virtue of the laws of the State of Louisiana (the "Company"),

                      W I T N E S S E T H :

     WHEREAS, the Issuer is authorized and empowered under the laws of the State of Louisiana, including particularly Sections 991 through 1001, inclusive, of Title 39 of the Louisiana Revised Statutes of 1950, as amended (the "Act"), to acquire, purchase, lease, rent, construct or improve and sell, lease or otherwise dispose of industrial plant sites and industrial plant buildings, including particularly facilities for the generation of electricity and production of steam and other forms of energy, pollution abatement and control facilities, and necessary property and appurtenances thereto; and

     WHEREAS, the Issuer has authorized the acquisition and sale of certain water pollution control facilities (the "Facilities") at Unit 3 (nuclear) of the Company's Waterford Stearn Electric Generating Station located in St. Charles Parish, at Taft, Louisiana (the "Plant"), which Facilities are to be acquired by the Issuer by purchase from the Company and resold to the Company, all upon the terms and conditions set forth herein; and

     WHEREAS, pursuant to and in accordance with the provisions of the Act, the Issuer proposes to issue its revenue bonds under the Act for the purpose of financing a portion of the cost of acquiring, constructing and equipping the Facilities and paying a portion of the expenses of authorizing and issuing said bonds; and

     WHEREAS, said bonds are to be issued under and secured by a Trust Indenture (hereinafter described) between the Issuer and First National Bank of Commerce, New Orleans, Louisiana, as trustee, and

     WHEREAS, the Company proposes to sell the Facilities to the Issuer and to repurchase the Facilities from the Issuer, all upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein made, and subject to the conditions herein set forth, the Issuer and the Company agree as follows:

                            ARTICLE I

                           DEFINITIONS

     SECTION 1.1. Definitions. In addition to the words and terms elsewhere defined in this Agreement or in the Indenture, the following words and terms as used in this Agreement shall have the following meanings unless the context or use indicates another or different meaning:

     "Act" shall mean Sections 991 through 1001, inclusive, of Title 39 of the Louisiana Revised Statutes of 1950, as amended, and all future acts supplemental thereto or amendatory thereof

     "Additional Bonds" shall mean Bonds in addition to the Series 1995 Bonds which are issued pursuant to the provisions of
Section 2.11 of the Indenture.

     "Administration Expenses" shall mean the reasonable and necessary expenses incurred by the Issuer with respect to this Agreement, the Indenture and any transaction or event contemplated by this Agreement or the Indenture including the compensation and reimbursement of expenses and advances payable to the Trustee, any paying agent, any co-paying agent, and the registrar under the Indenture.

     "Agreement" shall mean this Installment Sale Agreement and any amendments and supplements hereto.

     "Authorized Company Representative" shall mean the President, any Vice President, or Treasurer of the Company or the person or persons at the time designated to act on behalf of the Company by any one of said officers, such designation in each case, to be evidenced by a certificate furnished to the Issuer and the Trustee containing the specimen signature of such person or persons and signed on behalf of the Company by said officer.

     "Bonds" shall mean the Series 1995 Bonds and all Additional
Bonds issued by the Issuer pursuant to the Indenture.

     "Bond Counsel" shall mean any firm of nationally recognized municipal bond counsel selected by the Company and acceptable to the Issuer and the Trustee.

     "Bond Fund" shall mean the fund by that name created and established in Section 5.1 of the Indenture.

     "Capital Account" shall mean any accounts by that name established under Section 6.1 of the Indenture.

     "Code" shall mean the Internal Revenue Code of 1986, as heretofore or hereafter amended.

     "Company" shall mean Louisiana Power & Light Company, a corporation organized and existing under the laws of the State of Louisiana, and its permitted successors and assigns.

     "Company Deed" shall mean a deed of the Company conveying to the Issuer title to the Facilities or any portion of the Facilities, subject to Permitted Encumbrances, substantially in the form set forth as Exhibit B hereto.

     "Company Mortgage" shall mean the Company's Mortgage and Deed of Trust, dated as of April 1, 1944, made to The Chase National Bank of the City of New York and Carl E. Buckley, as trustees (Bank of Montreal Trust Company and Mark F. McLaughlin, successor trustees), as heretofore and hereafter amended and supplemented.

     "Completion Date" shall mean the date of completion of construction of the Facilities as that date shall be certified as provided in Section 3.4 hereof.

     "construction" (and other forms of the word "construct"), when used with respect to the Facilities, shall mean the acquisition, construction and equipping of the Facilities, including, without limitation, the acquisition, construction, reconstruction, extension, equipment or improvement of the Facilities.

     "Construction Fund" shall mean the fund by that name created and established in Section 6.1 of the Indenture.

     "Continuing Disclosure Agreement" shall mean the Continuing
Disclosure Agreement dated as of November 1, 1995, between the Company and the Trustee, as the same may be amended or supplemented from time to time in accordance with its terms.

     "Cost of Construction" shall mean all costs paid or incurred by the Company with respect to the Facilities and the financing thereof for the payment of which the Issuer is authorized to issue bonds under the Act, and shall include without limitation
(a) the obligations paid or incurred by the Company for labor, materials, equipment or services and other expenses and for contractors, builders and materialmen in connection with the construction of the Facilities; (b) the costs paid or incurred by the Company of contract bonds and of insurance of all kinds that may be deemed by the Company to be desirable or necessary during the course of construction of the Facilities; (c) the expenses paid or incurred by the Company for test borings, surveys, estimates, plans and specifications, and preliminary investigations therefor with respect to the Facilities, and for supervising construction, as well as for the performance of all other duties required by or reasonably necessary for the proper construction of the Facilities; (d) Administration Expenses, legal, accounting, financial, underwriting, advertising, recording and printing expenses and all other expenses paid or incurred by the Company in connection with the authorization, issuance and sale of the Bonds; (e) the amount of the allowance for funds used during construction entered by the Company upon its accounting records in respect of any element or unit of the Facilities in accordance with the applicable regulatory uniform systems of accounts prior to the first issuance of Bonds to defray the Company's share of costs of constructing such element or unit; (f) the interest (exclusive of accrued interest paid by the initial purchasers upon delivery of the Bonds) accruing upon the Bonds during the period of construction of the Facilities;
(g) all other costs that the Company shall be required to pay under the terms of any contract or contracts for the construction of the Facilities; (h) any other costs or expenses paid or incurred by the Company, and any sums required to reimburse the Company for work done by it, with respect to the Facilities which are properly chargeable to the capital account of the Company with respect to the Facilities or would be so chargeable for federal income tax purposes either with a proper election or but for a proper election to deduct the same; and (i) all costs and expenses relating to transfers of title between the Company and the Issuer pursuant to this Agreement.

     "Disclosure Documents" shall mean the Official Statement with respect to the Bonds, together with all documents incorporated by reference therein.

     "Event of Default" shall mean any event of default specified in Section 8.1 hereof.

     "Facilities" shall mean (i) certain water pollution control facilities at the Plant to be financed, in whole or in part, with the proceeds of Series 1995 Bonds (including any changes in, additions to, substitutions for or deletions of facilities or portions thereof made under Section 3.3 hereof), which Facilities, as presently contemplated by the existing Plans and Specifications, are generally described in Exhibit A to this Agreement, and (ii) any other solid waste disposal, sewage, air pollution control and/or water pollution control facilities at the Plant to be financed in whole or in part with the proceeds of any Additional Bonds (including any changes in, additions to, substitutions for or deletions of facilities or portions thereof made under Section 3.3 hereof).

     "Indenture" shall mean the Trust Indenture dated as of November 1, 1995, between the Issuer and the Trustee securing the Bonds, and any amendments and supplements thereto.

     "Investment Account" shall mean any of the accounts by that name established under Section 6.1 of the Indenture.

     "Issuer" shall mean the Parish of St. Charles, State of Louisiana, a political subdivision under the Constitution and laws of the State of Louisiana.

     "Issuer Deed" shall mean a deed of the Issuer conveying to the Company title to the Facilities or any portion of the Facilities, subject to Permitted Encumbrances, substantially in the form set forth in Exhibit C hereto.

     "Outstanding", when used with reference to the Bonds, shall mean, as of any particular date, all Bonds authenticated and delivered under the Indenture except:

          (a) Bonds canceled at or prior to such date or delivered to or acquired by the Trustee prior to such date for cancellation;

          (b)  Bonds deemed to be paid in accordance with Article
     IX of the Indenture;

          (c) Bonds in lieu of or in exchange or substitution for which other Bonds shall have been authenticated and delivered pursuant to the Indenture; and

          (d)  Bonds registered in the name of the Issuer.

     "Permitted Encumbrances" shall mean the rights of the Issuer, the Company or the Trustee under this Agreement, the Indenture, the Sale Agreement dated as of May 1, 1984, between the Issuer and the Company, the Trust Indenture dated as of June 1, 1984, between the Issuer and First National Bank of Commerce, as trustee, the Sale Agreement dated as of November 1 , 1984, between the Issuer and the Company, the Trust Indenture dated as of November 1, 1984, between the Issuer and First National Bank of Commerce, as trustee, the Installment Sale Agreement dated as of June 1, 1991, between the Issuer and the Company, the Trust Indenture dated as of June 1, 1991, between the Issuer and First National Bank of Commerce, as trustee, the Installment Sale Agreement dated as of April 1 , 1 992, between the Issuer and the Company, the Trust Indenture dated as of April I, 1992, between the Issuer and First National Bank of Commerce, as trustee, the Installment Sale Agreement dated as of December 1, 1992, between the Issuer and the Company, the Trust Indenture dated as of December 1, 1992, between the Issuer and First National Bank of Commerce, as trustee, the Installment Sale Agreement dated as of May 1 , 1993, between the Issuer and the Company, the Trust Indenture dated as of May 1, 1993, between the Issuer and First National Bank of Commerce, as trustee, the Installment Sale Agreement dated as of December 1, 1993, between the Issuer and the Company, the Trust Indenture dated as of December 1, 1993, between the Issuer and First National Bank of Commerce, as trustee, the Installment Sale Agreement dated as of June 1, 1994, between the Issuer and the Company, the Trust Indenture dated as of June 1, 1994, between the Issuer and First National Bank of Commerce, as trustee, the Company Mortgage, and the following:

          (a) Liens for taxes, levies, assessments, utility rents, rates and charges, license, permit or other authorization fees and other impositions, provided that in each case the same shall either (i) not be due and payable,
     (ii) not be delinquent to the extent that penalties for nonpayment may then be assessed on the Facilities, or any material portion thereof then be subject to forfeiture, or
     (iii) be a lien the amount or validity of which is being contested in good faith by the Company;

          (b) Minor defects, irregularities, encumbrances, licenses, rights of way, servitudes, restrictions, mineral rights and clouds on title which, in the opinion of the Company, do not significantly impair the operation of the Facilities;

          (c) Easements, servitudes, encumbrances, exceptions or reservations for the purpose of pipelines, for telephones and other means of communication, power lines and substations, roads, streets, alleys, driveways, walkways, highways, railroads and other means of transportation, drainage and sewerage, conduits, dikes, canals, laterals, ditches, for the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which, in the opinion of the Company, do not significantly impair the operation of the Facilities;

          (d) Mechanics', workmen's, repairmen's, materialmen's, suppliers', vendors' or carriers' liens or other similar liens, provided that the lien shall be discharged by the Company in the ordinary course of business or the amount or validity of the lien shall be contested in good faith with any pending execution thereof appropriately stayed;

          (e) Rights of the United States or any state or political subdivision thereof (which for purposes of this definition shall include any taxing or improvement district), or other public or governmental authority or agency, to take, use or control property or to terminate any lease, right, power, franchise, grant, license or permit previously in force;

          (f) The pendency or filing of any application or proceedings seeking to annex or rezone the Plant or any portion thereof, or to include it in any political subdivision,

          (g) Rights acquired by any person with respect to any portion of the Facilities as the result of such portion becoming so much a part of other property as to be subject to liens upon such property,

          (h) Other liens, charges or encumbrances which normally exist with respect to comparable property in the locale in which the Facilities are situated and which, in the opinion of the Company, do not significantly impair the operation of the Facilities;

          (i)  Liens arising under or pursuant to La. R.S.
     30:2281; and

          (j)  Liens arising under or pursuant to La. R.S.
     10:9-107 and 9-312(4) or otherwise with respect to purchase money security interests.

     "Plans and Specifications" shall mean the plans and specifications prepared by or on behalf of the Company for the Facilities, as the same may be revised from time to time in accordance with Section 3.3 hereof.

     "Plant" shall mean Unit 3 (nuclear) of the Company's
Waterford Steam Electric Generating Station located in St.
Charles Parish, at Taft, Louisiana.

     "Series 1995 Bonds" shall mean the initial issue of Bonds under and secured by the Indenture in the aggregate principal amount of $16,770,000.

     "Trustee" shall mean the banking corporation or association designated as Trustee in the Indenture, and its successor or successors as such Trustee. The original Trustee is First
National Bank of Commerce, New Orleans, Louisiana.

     SECTION 1.2. Use of Words and Phrases. "Herein", "hereby", "hereunder", "hereof", "hereinabove", "hereinafter", and other equivalent words and phrases refer to this Agreement and not solely to the particular portion thereof in which any such word is used. The definitions set forth in Section 1.1 hereof include both singular and plural. Whenever used herein, any pronoun shall be deemed to include both singular and plural and to cover all genders.


                           ARTICLE II

                         REPRESENTATIONS

     SECTION 2.1.    Representations and Warranties of the
Issuer. The Issuer makes the following representations and warranties as the basis for the undertakings on the part of the Company herein contained:

          (a) The Issuer is a political subdivision duly existing under the Constitution and laws of the State of Louisiana and is authorized and empowered by the provisions of the Act, and other constitutional and statutory authority supplemental thereto, to issue the Bonds.

          (b) The Issuer has the power to enter into the transactions contemplated by this Agreement and the Indenture and to carry out its obligations hereunder and thereunder. By proper action of the governing body of the Issuer, the Issuer has been duly authorized to execute and deliver this Agreement and the Indenture and to issue and sell the Bonds.

          (c) The Bonds are issued under and secured by the Indenture, pursuant to which the interest of the Issuer in this Agreement and the amounts payable under this Agreement (other than indemnification and expense reimbursement rights) are assigned to the Trustee as security for the payment of the principal of, premium, if any, and interest on the Bonds.

          (d) Neither the execution and delivery of this Agreement or the Indenture, nor the assignment of this Agreement to the Trustee, nor the consummation of the transactions contemplated by this Agreement or the Indenture, nor the fulfillment of or compliance with the terms and conditions of this Agreement or the Indenture, results or will result in the violation of any governmental order applicable to the Issuer, or conflicts or will conflict with or results or will result in a breach of any of the terms, conditions or provisions of any agreement or instrument to which the Issuer is now a party or by which it is bound, or constitutes or will constitute a default under any of the foregoing.

          (e) The construction of the Facilities will promote the securing and developing of industry and the health, safety and physical and economic welfare of the Issuer and its inhabitants, and will thereby further the public purposes of the Act.

     SECTION 2.2. Representations and Warranties of the Company. The Company makes the following representations and warranties as the basis for the undertakings on the part of the Issuer herein undertaken for the benefit and reliance of the Issuer, the Trustee and the holders of the Bonds:

          (a) The Company is a corporation duly incorporated and in good standing under the laws of the State of Louisiana, is not in violation of any provision of its Restated Articles of Incorporation, as amended, or its Bylaws, as amended, has power to enter into this Agreement and to perform and observe the agreements and covenants on its part contained herein, and has duly authorized the execution and delivery of this Agreement by proper corporate action.

          (b) The Facilities constitute a project of the type authorized and permitted by the Act.

          (c) The estimated Cost of Construction has been determined in accordance with sound engineering and accounting principles, and the Company estimates that all of the proceeds of the Bonds (exclusive of accrued interest, if any, paid by the original purchaser or purchasers of such Bonds upon delivery thereof) will be expended to pay such Cost of Construction.

          (d) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, conflicts with or results in a breach of the terms, conditions or provisions of any restriction or any agreement or instrument to which the Company is now a party or by which the Company is bound, or constitutes a default under any of the foregoing, or results in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of the property or assets of the Company except any interests created herein or under the Indenture.

          (e) Except as shall have been disclosed in the Disclosure Documents, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or the assets, properties or operations of the Company which, if determined adversely to the Company or its interests, ( 1) would materially adversely affect the consummation of the transactions contemplated by this Agreement, (2) would adversely affect the validity of this Agreement, or (3) could have a material adverse affect upon the financial condition, assets, properties or operations of the Company.

          (f) No event has occurred and no condition exists with respect to the Company that would constitute an Event of Default under this Agreement or which, with the lapse of time or with the giving of notice or both, could reasonably be expected to become an "Event of Default" hereunder.

          (g) The Securities and Exchange Commission has approved all matters relating to the Company's participation in the transactions contemplated by this Agreement which require said approval, and no other consent, approval, authorization or other order of any regulatory body or administrative agency or other governmental body is legally required for the Company's participation therein, except such as may have been obtained or may be required under the securities laws of any state or in connection with the issuance of series of Additional Bonds.

          (h) (i) With respect to the Facilities at the date of this Agreement the Company has, (ii) with respect to the Facilities on the date of the first issuance of Bonds the Company will have, and (iii) with respect to each portion or item of the Facilities constructed after the date of this Agreement the Company will, when the same is constructed and title thereto is conveyed to the Issuer, have, good and marketable title to the Facilities, free and clear of all claims, liens and encumbrances other than Permitted Encumbrances.

     SECTION 2.3. Intention; Official Action. It is intended that this Agreement and all actions taken hereunder be consistent with and pursuant to the resolutions and/or ordinances adopted by the governing authority of the Issuer on May 27, 1 974 (No. 1 1
84), April 1 2, 1 976 (No. 1 3 7 1), May 22, 1978 (No. 1513),
April 7, 1980 (No. 2045), May 16, 1983 (No. 2457), May 7, 1984
(No. 84-5-4), March 18, 1991 (No. 3595), and June 6, 1994 (No.
4037), and that the interest on the Series 1995 Bonds be excluded from the gross income of the recipients thereof for federal income tax purposes. The Issuer intends that the Memorandum of Agreement approved pursuant to said resolutions and/or ordinances constitute an ''official action" toward the issuance of the Series 1995 Bonds within the meaning of the Code and regulations thereunder.

_
                           ARTICLE III

            THE FACILITIES; CONVEYANCE TO THE ISSUER

     SECTION 3.1. Construction of the Facilities. (a) The Company shall cause the Facilities to be constructed with all reasonable dispatch in order to effectuate the purposes of the Act. As between the Company and the Issuer, the Company shall have the sole responsibility under this Agreement for the construction of the Facilities and may perform the same itself or through its agents, acting both on its own behalf and as agent for others, and may make or issue such contracts, orders, receipts and instructions, and in general do or cause to be done all such other things as it may in its sole discretion consider requisite or advisable for the construction of the Facilities and for fulfilling its obligations under this Article III.

     (b) The Company, itself or through its agents, acting both on its own behalf and as agent for others, may prosecute or defend any actions or proceedings arising out of the construction of the Facilities, and the Issuer agrees to cooperate fully with the Company in any such action or proceeding.

     SECTION 3.2. Insufficient Moneys in Construction Fund. In the event the moneys in the Construction Fund available for payment of the Cost of Construction, together with moneys made available to pay the Cost of Construction from the proceeds of previous or subsequent issues of revenue bonds, should not be sufficient to pay the Cost of Construction in full, the Company agrees to pay all that portion of the Cost of Construction in excess of the moneys available therefor.

     The Issuer does not make any warranty, either express or implied, that the moneys which will be paid into the Construction
Fund and will be available for payment of the Cost of Construction will be sufficient to pay the Cost of Construction in full.

     If the Company shall make any payments pursuant to this
Section 3.2, it shall not be entitled to any reimbursement therefor from the Issuer, the Trustee or the holders of any of the Bonds, nor shall it be entitled to any diminution in or postponement of the payment of any amounts payable under this Agreement.

     SECTION 3.3. Revision of Plans and Specifications. The Company may revise the Plans and Specifications for the Facilities at any time and from time to time prior to the Completion Date in any respect, including, without limitation, any changes therein, additions thereto, substitutions therefor and deletions therefrom; provided, however, that, after giving effect to such revision, the representations contained in Section
2.2 hereof shall remain true and correct; and provided, further, that no material revision to the Plans and Specifications shall be made, and no revision which shall render inaccurate the description of the Facilities contained in Exhibit A hereto shall be made, unless, in each case, the Company shall have theretofore delivered to the Trustee:

          (i)  a certificate of an Authorized Company
     Representative describing the proposed revision and certifying that it complies with the requirements of this
     Section 3.3 and will not have the effect of disqualifying the Facilities as facilities which can be financed under the Act, or as solid waste disposal, sewage, air pollution control and/or water pollution control facilities within the meaning of the Code and regulations thereunder;

          (ii) an opinion of Bond Counsel to the effect that the proposed revision is such that the expenditure of the proceeds of Series 1995 Bonds and any Additional Bonds thereon pursuant to this Agreement will not impair the validity of the Bonds under the Act, or the exclusion of the interest on the Bonds from gross income for purposes of federal income taxation (other than Bonds held by a "substantial user" of the Facilities or a "related person" within the meaning of the Code); and

     (iii) such documents, certificates and showings as may be required by Bond Counsel rendering the opinion in clause
     (ii) of this paragraph.

     SECTION 3.4. Certification of Completion Date. The Completion Date shall be the date on which the Facilities are completed in their entirety and ready to be placed in service and operated as solid waste disposal, sewage, air pollution control and/or water pollution control facilities at substantially the level for which they were designed, all as determined by the Company. Promptly after the Completion Date, the Company shall submit to the Issuer and the Trustee a certificate, executed by an Authorized Company Representative, which shall specify the Completion Date and shall state that (a) construction of the Facilities has been completed and the Cost of Construction has been paid, except for any Costs of Construction which have been incurred but are not then due and payable, or the liability for the payment of which is being contested or disputed by the Company, and for the payment of which the Trustee is directed to retain specified amounts of moneys in specified accounts within the Construction Fund, and (b) the Facilities are suitable for operation for solid waste disposal, sewage disposal, air pollution control and/or water pollution control purposes. Notwithstanding the foregoing, such certificate may state that it is given without prejudice to any rights against third parties which exist at the date thereof or which may subsequently come into being.

     SECTION 3.5. Maintenance of Facilities; Remodeling. The Company shall, at its expense, cause the Facilities, and every element and unit thereof, to be maintained, preserved and kept in good repair, working order and condition, and from time to time to cause all needful and proper repairs, replacements, additions, betterments and improvements to be made thereto; provided, however, that the Company may exercise all of such rights, powers, elections and options to cause the discontinuance of the operation of, or reduce the capacity of, the Facilities, or any element or unit thereof, if, in the judgment of the Company, any such action is necessary or desirable in the conduct of the business of the Company, or if the Company is ordered so to do by any regulatory authority having jurisdiction in the premises, or if the Company intends to sell or dispose of the same and within a reasonable time shall endeavor to effectuate such sale. The Company shall notify the Issuer as to the nature and extent of any material damage or loss to the Facilities and of the discontinuance of the operation of the Facilities, or any material element or unit thereof.

     After the Completion Date, the Company may at its own expense cause the Facilities to be remodeled or cause substitutions, modifications and improvements to be made to the Facilities from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, which remodeling, substitutions, modifications and improvements shall be included under the terms of this Agreement as part of the Facilities.

     SECTION 3.6. Insurance. The Company shall, at its expense, cause the Facilities to be kept insured against fire to the extent that property of similar character is usually so insured by companies similarly situated and operating like properties, to a reasonable amount, by reputable insurance companies or, in lieu of or supplementing such insurance in whole or in part, adopt some other method or plan of protection against loss by fire at least equal in protection to the method or plan of protection against such loss of companies similarly situated and operating like properties. All proceeds of such insurance, or such other method or plan, shall be for the account of the Company.

     SECTION 3.7. Condemnation; Eminent Domain. (a) In the event that title to or the temporary use of the Facilities, or any part thereof, shall be taken in condemnation or by the exercise of the power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental or statutory authority, any proceeds received by the Issuer from any award or awards in respect of the Facilities or any part thereof made in such condemnation or eminent domain proceedings, after payment of all expenses incurred in the collection thereof, shall, to the extent of the Company's interest therein, be paid for the account of the Company, and the Issuer hereby assigns to the Company all of its right, title and interest in and to any claim for, and rights with respect to, any such condemnation award.

     (b) The Issuer shall cooperate fully with the Company in the handling and conduct of any prospective or pending condemnation proceedings with respect to the Facilities or any part thereof. In no event will the Issuer voluntarily settle or consent to the settlement of any prospective or pending condemnation proceedings with respect to the Facilities or any part thereof without the written consent of the Company, and the Issuer will, at the request of the Company, accept a sum in payment therefor at any stage of the condemnation proceedings which the Company shall certify to the Issuer to be fair. Unless and until such a request is made by the Company, the Issuer will, at the expense of the Company, take or cause to be taken all actions necessary to obtain the award of fair compensation for the taking and the collecting thereof.

     (c) The Company shall be entitled to the entire proceeds of any condemnation award or portion thereof made for damages to or takings of its own property other than the Facilities.

     SECTION 3.8. Termination of Construction. (a) Anything in this Agreement to the contrary notwithstanding, the Company shall have the right at any time to terminate the construction of the Facilities if:

          (i) the Company shall have determined that the continued operation of the Plant is impracticable, uneconomical or undesirable for any reason;

          (ii) the Company shall have determined that the continued construction or operation of the Facilities is impracticable, uneconomical or undesirable due to (A) the imposition of taxes, other than ad valorem taxes currently levied upon privately owned property used for the same general purpose as the Facilities, or other liabilities or burdens with respect to the Facilities or the construction or operation thereof, (B) changes in technology, in environmental standards or legal requirements or in the economic availability of materials, supplies, equipment or labor or (C) destruction of or damage to all or part of the Facilities,

          (iii) all or substantially all of the Facilities or the Plant shall have been condemned or taken by eminent domain, or

          (iv) the construction or operation of the Facilities or the Plant shall have been enjoined or shall have otherwise been prohibited by, or shall conflict with, any order, decree, rule or regulation of any court or of any federal, state or local regulatory body, administrative agency or other governmental body.

     (b) Promptly after the termination of the construction of the Facilities, the Company shall submit to the Issuer and the Trustee a certificate, executed by an Authorized Company Representative which shall state the reasons for such termination and state that the Cost of Construction, to the extent of the construction of the Facilities as of the date of such termination, has been paid, except for any Costs of Construction which have been incurred but are not then due and payable, or the liability for the payment of which is being contested or disputed by the Company, and for the payment of which the Trustee is directed to retain specified amounts of moneys in specified accounts within the Construction Fund. Notwithstanding the foregoing, such certificate may state that it is given without prejudice to any rights against third parties which exist at the date thereof or which may subsequently come into being.

     SECTION 3.9. Conveyance to the Issuer. The Company agrees to sell and convey, and the Issuer agrees to purchase, upon the terms and conditions of, and at the times specified in, this Agreement, all of the Company's right, title and interest in the Facilities, subject to Permitted Encumbrances, for a purchase price equal to the proceeds of the Bonds deposited in the Construction Fund and applied as provided in Sections 4.3 and 4.4 hereof.

     The Company shall from time to time, upon notification to the Issuer and the Trustee specifying a transfer date, transfer to the Issuer that portion of the Facilities constructed prior to such transfer date and not previously conveyed to the Issuer and receive payment therefor. Such transfer and payment shall occur on the transfer date upon the submission to the Issuer and the Trustee of the following:

          (a)  a requisition pursuant to Section 4.4 hereof; and

          (b) a Company Deed with respect to the portion of the Facilities for which such requisition is being submitted.

     All transactions required to be done by the Company and the Issuer on a transfer date shall be deemed to take place simultaneously, and none of such transactions shall be deemed to be completed until all such transactions have been completed.

     SECTION 3.10. Ledger. The Company shall maintain or cause to be maintained a ledger in which it shall list each item of the Facilities on a current basis (reflecting all changes, additions, substitutions and deletions pursuant to Section 3.3 hereof) and reference is hereby made to such ledger for a complete itemization of the Facilities as they exist at any particular time. It shall not be necessary to amend Exhibit A hereto at any time to reflect such changes, additions, substitutions and deletions. The Company shall file a copy of the ledger (and all information from time to time necessary to keep the ledger current) with the Trustee.


                           ARTICLE IV

       ISSUANCE OF BONDS; DISPOSITION OF PROCEEDS OF BONDS

     SECTION 4. 1. Issuance of the Series 1995 Bonds. The Issuer shall issue the Series 1995 Bonds under and in accordance with the Indenture, subject to the provisions of any bond purchase agreement between the Issuer and the original purchaser or purchasers of the Series 1995 Bonds. The Company hereby approves the issuance of the Series 1995 Bonds and all terms and conditions thereof.

     SECTION 4.2. Additional Bonds. So long as the Company shall not be in default hereunder, and at the request of the Company, the Issuer may authorize and issue Additional Bonds in aggregate principal amounts specified from time to time by the Company in order to provide funds for the purpose of (1) financing the cost of completing the Facilities, (2) financing the cost of additional solid waste disposal, sewage, air pollution control and/or water pollution control facilities at the Plant in conformity with the Act and the representations concerning the Facilities herein contained, and (3) refunding the Series 1995 Bonds or any series of Additional Bonds, in whole or in part, or any combination thereof.

     The right to issue Additional Bonds set forth in this Agreement and the Indenture shall not imply that the Issuer and the Company may not enter into, and the Issuer and the Company expressly reserve the right to enter into, to the extent permitted by law, another agreement or agreements with respect to the issuance by the Issuer, under an indenture or indentures other than the Indenture, of bonds to provide additional funds to pay the Cost of Construction or refunding bonds to refund all or any principal amount of all or any series of Bonds, or any combination thereof, and the provisions of this Agreement and the Indenture governing the issuance of Additional Bonds shall not apply thereto.

     SECTION 4.3. Disposition of Bond Proceeds. In consideration of the conveyance by the Company to the Issuer of the Company's right, title and interest in the Facilities as provided in Section 3 .9 hereof, the Issuer agrees that the proceeds of the Bonds shall be applied as in this Section 4.3 described.

     The proceeds of the issuance and sale of the Series 1995 Bonds and any Additional Bonds issued for other than refunding purposes, other than accrued interest, if any, paid by the initial purchaser or purchasers thereof, shall be deposited into the Construction Fund, and any such accrued interest shall be deposited into the Bond Fund, all in accordance with the provisions of the Indenture. The proceeds of the issuance and sale of Additional Bonds issued for the purpose of refunding the Series 1995 Bonds or any series of Additional Bonds shall be applied in accordance with the provisions of the Indenture and this Agreement, as each may be supplemented and amended in connection with the issuance of such Additional Bonds.

     The moneys on deposit in the Construction Fund shall be applied by the Trustee as provided in Section 4.4 hereof and as otherwise provided in Article VI of the Indenture. Until the moneys on deposit in the Construction Fund are so applied, such moneys shall be and remain the property of the Issuer, subject to the lien of the Indenture, and the Company shall have no right, title or interest therein except as expressly provided in this Agreement and the Indenture.

     SECTION 4.4. Disbursements from the Construction Fund. (a) The moneys on deposit in the Construction Fund shall be disbursed from time to time to reimburse the Company for portions of the Cost of Construction paid by it or to make payments to persons designated by the Company in respect of portions of the Cost of Construction, upon receipt by the Trustee of requisitions executed by, or communications by telegram, telex or facsimile transmission from, an Authorized Company Representative, which requisitions shall state with respect to each payment to be made:
(i) the requisition number, (ii) the name and address of the person, firm or corporation to whom payment is due or has been made (or, in the case of payments to the Bond Fund, instructions to make such payments thereto), (iii) the amount paid or to be paid, (iv) the account or accounts within the Construction Fund from which payment of such requisition, or any portion thereof, shall be made, (v) that each obligation, item of cost or expense mentioned therein has been properly incurred and has been paid or is then due and payable as an item of the Cost of Construction, is a proper charge against the Construction Fund, and has not been the basis of any previous final payment therefrom or from the proceeds of any other revenue bonds issued by the Issuer, and
(vi) that the payment of such requisition will not result in a breach of any of the covenants of the Company contained in subsection (c) or (d) of this Section 4.4. Any such communication by telegram, telex or facsimile transmission shall be promptly confirmed by a requisition executed by an Authorized Company Representative. The Company shall upon request promptly furnish to the Issuer a copy of any requisition delivered to the Trustee.

     (b) In paying any requisition under this Section 4.4, the Trustee shall be entitled to rely as to the completeness and accuracy of all statements in such requisition upon the approval of such requisition by an Authorized Company Representative, execution thereof to be conclusive evidence of such approval, and the Company shall indemnify and save harmless the Issuer and the Trustee from any liability incurred in connection with any requisition so executed by an Authorized Company Representative.

     (c) The Company shall not submit any requisition which, if paid, would result, as of the date of such payment, in less than 95% of the net proceeds (within the meaning of Section 1 42(a) of the Code and regulations thereunder) from the sale of any series of Bonds, including earnings, but net of the amount, if any, used to pay any rebate owing to the United States with respect to the Bonds, pursuant to Section 148(f) of the Code, if any, on amounts held in the Construction Fund, having been used (i) for the acquisition, construction, reconstruction or improvement of land or property of a character subject to the allowance for depreciation under Section 167 of the Code, or for payment of amounts which are, for federal income tax purposes, chargeable to the Facilities' capital account (for example, under Section 263 of the Code) or would be so chargeable either with a proper election by the Company or but for a proper election by the Company to deduct such amounts and (ii) to provide solid waste disposal, sewage, air pollution control and/or water pollution control facilities within the meaning of the Code and regulations thereunder; provided, however, that the moneys paid from the Investment Account within the Construction Fund shall be disregarded for purposes of any computation made in accordance with the foregoing covenant if the Company shall have submitted to the Trustee an opinion of Bond Counsel to the effect that such moneys may be so disregarded without impairing the exclusion of interest on the Bonds from gross income for purposes of federal income taxation.

     (d) The Company shall not submit or cause to be submitted to the Trustee any requisition pursuant to this Section 4 4, and shall have no claim upon any moneys in the Construction Fund, so long as there shall have occurred and be continuing any Event of Default described in Section 8 1 hereof.


                            ARTICLE V

              SALE AND PURCHASE OF THE FACILITIES;
                PURCHASE PRICE; OTHER OBLIGATIONS

     SECTION 5.1. Sale and Purchase of the Facilities. The Issuer agrees to sell and convey to the Company, without warranty of any kind whatsoever, and the Company agrees to purchase and acquire from the Issuer, upon the terms and conditions of, and at the times specified in, this Agreement, the right, title and interest in the Facilities acquired by the Issuer under Section
3.9 hereof.

     On each transfer date on which a portion of the Facilities is conveyed to the Issuer pursuant to Section 3.9 hereof, the Issuer shall simultaneously reconvey to the Company by an Issuer Deed the portion of the Facilities so conveyed to it by the Company on such date, shall cause to be paid to the Company by the Trustee the amount of the requisition submitted by the Company or the amount remaining in the Construction Fund, whichever is less, and shall cause the Trustee to make disbursements from the Construction Fund in accordance with
Section 6.3 of the Indenture and Section 4.4 hereof.

     All transactions required to be done by the Company and the Issuer on a transfer date shall be deemed to take place simultaneously, and none of such transactions shall be deemed to be completed until all such transactions have been completed.

     Each transfer by the Issuer to the Company hereunder shall be subject to those liens and encumbrances existing prior to acquisition by the Issuer of the Company's right, title and interest in such item or items or portion or portions of the Facilities or created by the Company or to the creation or suffering of which the Company consented and to Permitted Encumbrances.

     The Company shall pay all expenses, taxes, fees and charges applicable to or arising from the delivery of any Issuer Deed delivered pursuant hereto.

     SECTION 5.2. Purchase Price. The price to be paid by the Company for the Facilities shall be an amount equal to the aggregate principal amount of Bonds outstanding under the Indenture, and the interest to be paid by the Company on its obligation to pay such price shall be an amount equal to the aggregate of the premium, if any, and interest on the Bonds, such price together with such interest thereon being for all purposes of this Agreement referred to as the "purchase price of the Facilities". The Company shall pay the purchase price of the Facilities in installments due on the dates and in the amounts and in the manner provided in the Indenture for the Issuer to cause payment to be made to the Trustee of principal of and premium, if any, and interest on the Bonds, whether at maturity, upon redemption or acceleration, or otherwise; provided, however, that the obligation of the Company to make any such payment hereunder shall be reduced by the amount of any reduction under the Indenture of the amount of the corresponding payment required to be made by the Issuer thereunder in respect of the principal of or premium, if any, or interest on the Bonds.

     SECTION 5.3. Payments Assigned: Obligation Absolute. It is understood and agreed that all payments to be made by the Company of the purchase price of the Facilities are, by the Indenture, to be pledged by the Issuer to the Trustee, and that all rights and interest of the Issuer hereunder (except for the Issuer's rights under Sections 5.4, 5.5, 5.6, 6.3 and 8.5 hereof and any rights of the Issuer to receive notices, certificates, requests, requisitions, directions and other communications hereunder) are to be pledged and assigned to the Trustee. The Company assents to such pledge and assignment and agrees that the obligation of the Company to make the payments of the purchase price of the Facilities shall be absolute, irrevocable and unconditional and shall not be subject to cancellation, termination or abatement, or to any defense other than payment or to any right of set-off, counterclaim or recoupment arising out of any breach under this Agreement, the Indenture or otherwise by the Issuer or the Trustee or any other party, or out of any obligation or liability at any time owing to the Company by the Issuer, the Trustee or any other party, and, further, that the payments of the purchase price of the Facilities and the other payments due hereunder shall continue to be payable at the times and in the amounts specified herein, whether or not the Facilities or the Plant, or any portion thereof, shall have been completed or shall have been destroyed by fire or other casualty, or title thereto, or the use thereof, shall have been taken by the exercise of the power of eminent domain, and that there shall be no abatement of or diminution in any such payments by reason thereof, whether or not the Facilities or the Plant shall be used or useful, and whether or not any applicable laws, regulations or standards shall prevent or prohibit the use of the Facilities or the Plant, or for any other reason.

     SECTION 5.4. Payment of Expenses. The Company shall pay, or cause to be paid out of the Construction Fund, all of the Administration Expenses of the Issuer, the compensation and the reimbursement of expenses and advances of the Trustee, any paying agent, any co-paying agent, and the registrar under the Indenture, such payments to be made directly to such entities.

     SECTION 5.5. Indemnification. The Company releases the Issuer and the Trustee from, agrees that the Issuer and the Trustee shall not be liable for, and agrees to indemnify and hold the Issuer and the Trustee free and harmless from, any liability for any loss or damage to property or any injury to or death of any person that may be occasioned by any cause whatsoever pertaining to the Facilities, except in any case as a result of the negligence or bad faith of the Issuer or the Trustee.

     The Company will indemnify and hold the Issuer and the Trustee free and harmless from any loss, claim, damage, tax, penalty, liability (including but not limited to liability for any patent infringement), disbursement, litigation expenses, attorneys' fees and expenses or court costs arising out of, or in any way relating to, the execution or performance of this Agreement, the issuance or sale of the Bonds, actions taken under the Indenture, or any other cause whatsoever pertaining to the Facilities, including without limitation, recovery costs arising from the presence of hazardous substances, except in any case as a result of the negligence or bad faith of the Trustee, or as a result of the gross negligence or bad faith of the Issuer.

     Under this Section 5.5, the Company shall also be deemed to release, indemnify and agree to hold harmless each employee, official or officer of the Issuer and the Trustee to the same extent as the Issuer and the Trustee.

     SECTION 5.6. Payment of Taxes; Discharge of Liens. The Company shall: (a) pay, or make provision for payment of, all lawful taxes and assessments, including income, profits, property or excise taxes, if any, or other municipal or governmental charges, levied or assessed by any federal, state or municipal government or political body upon the Issuer with respect to the Facilities or any part thereof or upon any amounts payable hereunder; and (b) pay or cause to be satisfied and discharged or make adequate provision to satisfy and discharge, within sixty
(60) days after the same shall accrue, any lien or charge upon any amounts payable hereunder, and all lawful claims or demands for labor, materials, supplies or other charges which, if unpaid, might be or become a lien upon such amounts, except Permitted Encumbrances; provided, that, if the Company shall first notify the Issuer and the Trustee of its intention so to do, the Company may in good faith contest any such lien or charge or claims or demands in appropriate legal proceedings, and in such event may permit the items so contested to remain undischarged and unsatisfied during the period of such contest and any appeal therefrom, unless the Issuer or the Trustee shall notify the Company in writing that, in the opinion of counsel to the Issuer or the Trustee, by nonpayment of any such items the lien of the Indenture as to the amounts payable hereunder will be materially endangered, in which event the Company shall promptly pay and cause to be satisfied and discharged all such unpaid items. The Issuer shall cooperate fully with the Company in any such contest.

     SECTION 6 1.   Maintenance of Corporate Existence The
Company shall maintain its corporate existence, will not dissolve or otherwise dispose of all or substantially all its assets and will not consolidate with or merge with or into another corporation; provided, however, that the Company may consolidate with or merge with or into, or sell or otherwise transfer all or substantially all of its assets (and may thereafter dissolve) to, another corporation, incorporated under the laws of the United States, one of the states thereof or the District of Columbia, if the surviving, resulting or transferee corporation, as the case may be (if other than the Company), prior to or simultaneously with such consolidation, merger, sale or transfer, assumes, by delivery to the Trustee of an instrument in writing satisfactory in form and substance to the Trustee, all the obligations of the Company hereunder.

     If consolidation, merger or sale or other transfer is made as permitted by this Section 6. 1, the provisions of this Section
6.1 shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section 6. 1 .

     SECTION 6.2. Permits or Licenses. In the event that it may be necessary for the proper performance of this Agreement on the part of the Company or the Issuer that any application or applications for any permit or license to do or to perform certain things be made to any governmental or other agency by the Company or the Issuer, the Company and the Issuer each shall, upon the request of either, execute such application or applications.

     SECTION 6.3. Issuer's and Trustee's Access to Facilities. The Issuer and the Trustee shall have the right, upon appropriate prior notice to the Company, to have reasonable access to the Facilities during normal business hours for the purpose of making examinations and inspections of the same.

     SECTION 6.4. Arbitrage Covenant. The Issuer and the Company covenant that the proceeds of the sale of the Bonds, the earnings thereon, and any other moneys on deposit in any fund or account maintained in respect of the Bonds (whether such moneys were derived from the proceeds of the sale of the Bonds or from other sources) will not be used in a manner which would cause the Bonds to be treated as "arbitrage bonds" within the meaning of
Section 148 of the Code. The Company further covenants that: (a) all actions with respect to the Bonds required by Section 148(f) of the Code shall be taken, (b) it shall make the determinations required by paragraph (b) of Section 7.2 of the Indenture and promptly notify the Trustee of the same, together with supporting calculations, and (c) it shall within twenty-five (25) days after
(i) the calendar date which corresponds to the final maturity of the respective series of Bonds and each anniversary thereof falling on or after the date of initial authentication and delivery thereof up to and including the final maturity of such series of the Bonds, unless the final payment, whether upon redemption in whole or at maturity, of such Bonds shall have occurred prior to such anniversary, and (ii) such final payment, file with the Trustee a statement signed by the chief financial officer of the Company to the effect that the Company is then in compliance with its covenants contained in clauses (a) and (b) of this sentence, together with supporting calculations; provided, however, that if the Company shall furnish an opinion of Bond Counsel to the Trustee to the effect that no further action by the Company is required for such compliance with respect to the Bonds, the Company shall not thereafter be required to deliver any such statements or calculations.

     SECTION 6.5. Use of Facilities. The Company shall cause the Facilities to be used for the disposal of sewage or solid waste and/or the control of air or water pollution.

     SECTION 6.6. No Warranties. The Issuer makes no warranty, either express or implied, with respect to the Facilities as a whole or with respect to any item or portion of the Facilities. Without limiting the effect of the preceding sentence, it is expressly agreed that in connection with each sale or conveyance pursuant to Section 5.1 hereof (a) the Issuer makes no warranty that the title conveyed shall be good or that the Facilities or any portion thereof shall be delivered free from any security interest or other lien or encumbrance, and (b) the Issuer makes no warranty of merchantability.

     SECTION 6.7. Quiet Enjoyment. The Issuer covenants that the Company, upon observing and performing the terms, conditions and covenants on the Company's part to be observed and performed under this Agreement, shall peaceably and quietly have, hold and enjoy the Facilities as purchaser in possession, free from molestation, hindrance, eviction or disturbance by the Issuer or by any other person or persons claiming the same by, through or under the Issuer.

     SECTION 6. 8. Tax Exempt Status of Bonds. The Issuer and the Company mutually covenant and agree that neither of them shall take or authorize or permit any action to be taken, and have not taken or authorized or permitted any action to be taken, which adversely affects the exclusion of interest on the Bonds from gross income for purposes of federal income taxes pursuant to Section 103 of the Code. Without limiting the generality of the foregoing, the Company further covenants and agrees as follows:

          (a) Not less than 95% of the net proceeds (within the meaning of Section 142(a) of the Code and regulations thereunder) from the sale of the Series 1995 Bonds and any issue of Additional Bonds will be expended (i) (A) for Costs of Construction which consist of proper costs of land or property of a character subject to the allowance for depreciation under Section 167 of the Code, or which will be, for federal income tax purposes, chargeable to capital account or would have been so chargeable either with a proper election by the Company (for example under Section 266 of the Code) or but for a proper election by the Company to deduct such amounts, and (B) to provide solid waste disposal, sewage, air pollution control and/or water pollution control facilities within the meaning of the Code and regulations thereunder; (ii) for the redemption of all or part of the Series 1995 Bonds or Additional Bonds the proceeds of which were used as stated in (i) above; or (iii) any combination thereof.

          (b) Within fifteen (15) days of the date of issuance of the Series 1995 Bonds or any series of Additional Bonds, there neither have been nor will there be any private activity bonds (within the meaning of Section 141(a) of the Code) sold to finance facilities of the Company or any related person within the meaning of Section 147(a)(2) of the Code, under a common plan of marketing, at substantially the same rate of interest, and for which a common or pooled security will be used or available to pay debt service.

          (c) The average maturity of the Series 1995 Bonds or any series of Additional Bonds (within the meaning of Section 1 47(b) of the Code and regulations thereunder) does not exceed 120% of the average reasonably expected economic life of the Facilities financed by such Bonds (within the meaning of Section 147(b) of the Code and regulations thereunder), determined with respect to any facility as of the later of the date on which the Series 1995 Bonds or Additional Bonds, as the case may be, are issued or the date on which such facilities are to be or were placed in service (or expected to be placed in service).

          (d) No changes will be made in the Facilities or the manner of use thereof which in any way impair the exclusion of interest on any of the Bonds from gross income for purposes of federal income taxation.

          (e) No more than 25% of the proceeds of the Series 1995 Bonds or any series of Additional Bonds will be used to provide land or a facility the primary purpose of which is one of the following: retail, food and beverage services, automobile sales or service, or the provision of recreation or entertainment.

          (f) No portion of the proceeds of the Series 1995 Bonds or any series of Additional Bonds will be used to provide or acquire any of the following: (i) any private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard and ice skating), racquet sports facility (including any handball or racquetball court), hot tub facility, suntan facility, racetrack, airplane, skybox or other private luxury box, health club facility, facility primarily used for gambling, or a store the principal business of which is the sale of alcoholic beverages for consumption off premises; (ii) land to be used for farming purposes; or
     (iii) residential real property for family units.

          (g) No portion of the proceeds of the Series 1995 Bonds or any series of Additional Bonds will be used for the acquisition of any property (or an interest therein) unless the first use of such property is pursuant to such acquisition, except for property with respect to which qualified rehabilitation expenditures are made pursuant to and in the amounts specified in Section 147(d) of the Code.

          (h) No action shall be taken that will cause the Series 1995 Bonds or any series of Additional Bonds to be "federally guaranteed" as defined in Section 149(b) of the Code.

          (i) No portion of the proceeds of the Series 1995 Bonds or any series of Additional Bonds in excess of 2% of the proceeds thereof (within the meaning of Section 147(g) of the Code and regulations thereunder) will be used to finance costs of issuance of such Bonds.

The covenants and agreements contained in this Section 6.8 shall survive any termination of this Agreement.


                           ARTICLE VII

                 ASSIGNMENT, LEASING AND SELLING

     SECTION 7.1. By the Issuer. Except as provided in Article V of this Agreement, the Issuer will not sell, lease, assign, transfer, convey or otherwise dispose of its interest in the Facilities or any portion thereof or interest therein or in the revenues therefrom without the written consent of the Company, nor will it create or suffer to be created any debt, lien or charge thereon, not consented to by the Company, except Permitted Encumbrances.

     SECTION 7.2. By the Company. The Company's interest in this Agreement may be assigned in whole or in part, and the Facilities may be leased or sold as a whole or in part (whether a specific element or unit or an undivided interest), by the Company, subject, however, to the condition that no assignment, lease or sale (other than as described in Section 6.1 hereof) shall relieve the Company from primary liability for its obligations under Section 5.2 hereof to pay the purchase price of the Facilities, or for any other of its obligations hereunder, other than those obligations relating to the construction of the Facilities (if such assignment, lease or sale occurs prior to the Completion Date) and to the operation, maintenance and insurance of the Facilities, which obligations (to the extent of the interest assigned, leased or sold and to the extent assumed by the assignee, lessee or purchaser) shall be deemed to be satisfied and discharged.

     After any lease or sale of any element or unit of the Facilities, or any interest therein, such element or unit, or interest therein, shall no longer be deemed to be part of the Facilities for the purposes of this Agreement.

     The Company shall, within fifteen (15) days after the delivery thereof, furnish to the Issuer and the Trustee a true and complete copy of the agreements or other documents effectuating any such assignment, lease or sale.

     SECTION 7.3.   Limitation. This Agreement shall not be
assigned nor shall the Facilities be leased or sold, in whole or in part, except as provided in this Article VII, in Section 6.1 hereof or in the Indenture.

                          ARTICLE VIII

                 EVENTS OF DEFAULT AND REMEDIES

     SECTION 8.1. Events of Default. Each of the following events shall constitute and is referred to in this Agreement as an "Event of Default":

          (a) a failure by the Company to make when due any payment required to be made pursuant to Section 5.2 hereof, which failure shall have resulted in an "Event of Default" under clause (a) or (b) of Section 10.1 of the Indenture;

          (b) a failure by the Company to pay when due any other amount required to be paid or to observe and perform any covenant, condition or agreement on its part to be observed or performed under this Agreement, which failure shall continue for a period of ninety (90) days after written notice, specifying such failure and requesting that it be remedied, shall have been given to the Company by the Issuer or the Trustee, unless the Issuer and the Trustee shall agree in writing to an extension of such period prior to its expiration; provided, however, that the Issuer and the Trustee shall be deemed to have agreed to an extension of such period if corrective action is initiated by the Company within such period and is being diligently pursued;

          (c) the expiration of a period of ninety (90) days following:

               (i) the adjudication of the Company as a bankrupt by any court of competent jurisdiction;

               (ii)      the entry of an order approving a
          petition seeking reorganization or arrangement of the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America, or of any state thereof; or

               (iii)     the appointment of a trustee or a
          receiver of all or substantially all of the property of the Company, unless during such period such adjudication, order or appointment of a trustee or receiver shall be vacated or shall be stayed on appeal or otherwise or shall have otherwise ceased to continue in effect; or

          (d) the filing by the Company of a voluntary petition in bankruptcy or the making of an assignment for the benefit of creditors; the consenting by the Company to the appointment of a receiver or trustee of all or any part of its property; the filing by the Company of a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, or any other applicable law or statute of the United States of America, or of any state thereof; or the filing by the Company of a petition to take advantage of any insolvency act.

     SECTION 8.2. Force Majeure. The provisions of Section 8. l(b) hereof are subject to the following limitations: If by reason of acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or other acts of any kind of the government of the United States or of the State of Louisiana, or any other sovereign entity or body politic, or any department, agency, political subdivision, court or official of any of them, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; volcanoes; fires; hurricanes; tornadoes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage of, or accident to, machinery; partial or entire failure of utilities; or any cause or event not reasonably within the control of the Company, the Company is unable in whole or in part to carry out any one or more of its agreements or obligations contained herein, other than its obligations under
Section 5.2 hereof to pay the purchase price of the Facilities and its obligations under Sections 5.5, 5.6, 6.1, 6.8 and 9.1 hereof, the Company shall not be deemed in default by reason of not carrying out said agreement or agreements or performing said obligation or obligations during the continuance of such inability. The Company agrees, however, to use its best efforts to remedy with all reasonable dispatch the cause or causes preventing it from carrying out its agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course, is in the judgment of the Company, unfavorable to the Company.

     SECTION 8.3. Remedies on Default. (a) Upon the occurrence and continuance of any Event of Default, and further upon the condition that, in accordance with the terms of the Indenture, the Bonds shall have become immediately due and payable pursuant to any provision of the Indenture, the payments required to be paid pursuant to Section 5.2 hereof shall, without further action, become and be immediately due and payable.

     (b) Upon the occurrence and continuance of any Event of Default, the Issuer with the prior consent of the Trustee, or the Trustee, may take any action at law or in equity to collect the payments then due and thereafter to become due hereunder, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.

     (c) Any amounts collected pursuant to action taken under this Section 8.3 shall be applied in accordance with the Indenture.

     (d) In case any proceeding taken by the Issuer or the Trustee on account of any Event of Default shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Issuer or the Trustee, then and in every such case the Issuer and the Trustee shall be restored to their former positions and rights hereunder, respectively, and all rights, remedies and powers of the Issuer and the Trustee shall continue as though no such proceeding had been taken.

     SECTION 8.4. No Remedy Exclusive. No remedy conferred upon or reserved to the Issuer or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article VIII, it shall not be necessary to give any notice other than such notice as may be required in this Article VIII.

     SECTION 8.5. Agreement to Pay Attorneys' Fees and Expenses. In the event the Company should default under any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of payments due hereunder or for the enforcement of performance or observance of any obligation or agreement on the part of the Company contained herein, the Company agrees that it will on demand therefor pay to the Issuer or the Trustee, as the case may be, the reasonable fees of such attorneys and such other expenses so incurred.

     SECTION 8.6. Waiver of Breach. In the event that any agreement contained herein shall be breached by either the Company or the Issuer and such breach shall thereafter be waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. In view of the assignment of the Issuer's rights in and under this Agreement to the Trustee under the Indenture, the Issuer shall have no power to waive any default hereunder by the Company without the consent of the Trustee. Any waiver of any "Event of Default" under the Indenture and a rescission and annulment of its consequences shall constitute a waiver of the corresponding Event of Default hereunder and a rescission and annulment of the consequences thereof.


                           ARTICLE IX

                 REDEMPTION OR PURCHASE OF BONDS

     SECTION 9.1. Redemption of Bonds. The Issuer shall take the actions required by the Indenture to discharge the lien thereof through the redemption, or provision for payment or redemption, of all Bonds then outstanding, or to effect the redemption, or provision for payment or redemption, of less than all the Bonds then outstanding, upon receipt by the Issuer and the Trustee from the Company of a notice designating the principal amounts, series and maturities of the Bonds to be redeemed, or for the payment or redemption of which provision is to be made, and, in the case of redemption of Bonds, or provision therefor, specifying the date of redemption, which shall not be less than forty-five (45) days (or such shorter period as is acceptable to the Issuer and the Trustee) from the date such notice is given, and the applicable redemption provision of the Indenture. Unless otherwise stated therein or otherwise required by the Indenture, such notice shall be revocable by the Company at any time prior to the time the Trustee shall have given notice to the holders of the Bonds to be redeemed. The Company shall furnish, as a prepayment of the purchase price of the Facilities, any moneys or Government Securities (as defined in the Indenture) required by the Indenture to be deposited with the Trustee or otherwise paid by the Issuer in connection with any of the foregoing purposes.

     SECTION 9.2. Purchase of Bonds. The Company may at any time, and from time to time, furnish moneys to the Trustee accompanied by a notice directing the Trustee to apply such moneys to the purchase in the open market of Bonds in the principal amounts and of the series and maturities specified in such notice, and any Bonds so purchased shall thereupon be canceled by the Trustee.


                            ARTICLE X

                RECORDATION AND OTHER INSTRUMENTS

     SECTION 10.1.  Recording and Filing. The Company shall
record and file, or cause to be recorded and filed, all documents and statements referred to in Section 4.4 of the Indenture.

     SECTION 10.2. Photocopies and Reproductions. A photocopy or other reproduction of this Agreement may be filed as a financing statement pursuant to the Louisiana Commercial Laws - Secured Transactions, although the signatures of the Company and the Issuer on such reproduction are not original manual signatures.


                           ARTICLE XI

                          MISCELLANEOUS

     SECTION 11.1. Notices. Except as otherwise provided in this Agreement, all notices, certificates or other communications shall be sufficiently given and shall be deemed given when mailed by registered or certified mail, postage prepaid, to the Issuer, the Company or the Trustee. Copies of each notice, certificate or other communication given hereunder by or to the Company shall be mailed by registered or certified mail, postage prepaid, to the Trustee; provided, however, that the effectiveness of any such notice shall not be affected by the failure to send any such copies. Notices, certificates or other communications shall be sent to the following addresses:

       Company:       Louisiana Power & Light Company
                      639 Loyola Avenue
                      New Orleans, LA 70113

                      Attention: Chief Financial Officer

       Issuer:        Parish of St. Charles
                      P. O. Box 302
                      Hahnville, LA 70057

                      Attention: Secretary, Parish Council

       Trustee:       First National Bank of Commerce
                      210 Baronne Street
                      New Orleans, LA 70112

                      Attention: Corporate Trust Department


Any of the foregoing may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall be sent.

     SECTION 11.2. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.

     SECTION 11.3. Execution of Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     SECTION 11.4. Amounts Remaining in Bond Fund. It is agreed by the parties hereto that after payment in full of (i) the Bonds
(or the provision for payment thereof having been made in accordance with the provisions of the Indenture), (ii) the Administration Expenses of the Issuer, and (iii) all other amounts required to be paid under this Agreement and the Indenture, any amounts remaining in the Bond Fund shall belong to and be paid by the Trustee to the Company.

     SECTION 11.5. Amendments. Changes and Modifications. Except as otherwise provided in this Agreement or the Indenture, subsequent to the initial issuance of Bonds and prior to payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture), this Agreement may not be effectively amended, changed, modified, altered or terminated nor any provision waived without the written consent of the Trustee, which shall not be unreasonably withheld.

     SECTION 11.6.  Governing Law. This Agreement shall be
governed exclusively by and construed in accordance with the applicable laws of the State of Louisiana.

     SECTION 11.7. Authorized Company Representatives. An Authorized Company Representative shall act on behalf of the Company whenever the approval of the Company is required or the Company requests the Issuer to take some action, and the Issuer and the Trustee shall be authorized to act on any such approval or request and neither party hereto shall have any complaint against the other or against the Trustee as a result of any such action taken.

     SECTION 11.8. Term of the Agreement. This Agreement shall be in full force and effect from the date hereof until the right, title and interest of the Trustee in and to the Trust Estate (as defined in the Indenture) shall have ceased, terminated and become void in accordance with Article IX of the Indenture and until all payments required under this Agreement shall have been made.

     SECTION 11.9. No Personal Liability. No covenant or agreement contained in this Agreement shall be deemed to be the covenant or agreement of any official, officer, agent, or employee of the Issuer in his individual capacity, and no such person shall be subject to any personal liability or accountability by reason of the issuance thereof.

     SECTION 11.10. Parties in Interest. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns, and no other person, firm or corporation shall have any right, remedy or claim under or by reason of this Agreement; provided, however, that any monetary obligation of the Issuer created by or arising out of this Agreement shall be payable solely out of the revenues derived from this Agreement or the sale of the Bonds or income earned on invested funds as provided in the Indenture and shall not constitute, and no breach of this Agreement by the Issuer shall impose, a pecuniary liability upon the Issuer or a charge upon the Issuer's general credit or against its taxing powers.

     IN WITNESS WHEREOF, the Issuer and the Company have caused this Agreement to be executed in their respective corporate names and their respective corporate seals to be hereunto affixed and attested by their duly authorized officers, all as of the date first above written.

                               PARISH OF ST. CHARLES,
                               STATE OF LOUISIANA

                               By:__________________________
                                      Parish President

ATTEST:

By:________________________                                   [SEAL]
          Secretary
 St. Charles Parish Council




                               LOUISIANA POWER & LIGHT COMPANY

                               By:
                                   Vice President and Treasurer


By:________________________                                   [SEAL]
     Assistant Secretary

                                                     EXHIBIT A TO
                                       INSTALLMENT SALE AGREEMENT

                  DESCRIPTION OF THE FACILITIES

The facilities include the following solid and liquid radwaste systems and storage buildings and facilities:

1. Spent Fuel Storage Facilities. The spent fuel storage facilities store and handle spent nuclear fuel assemblies. Major components of the facilities include a spent fuel pool, cask decontamination and loading pit, cooling and purification systems, fuel handling crane, fuel transport equipment, and spent fuel cask crane. Also included are instrumentation and equipment for handling and inspecting spent fuel and other functionally related and subordinate facilities.

2. Radioactive Liquid Waste Treatment Facilities. The radioactive liquid waste treatment facilities collect, process, treat, recycle and dispose of radioactive liquid waste resulting from normal operation of the Plant. Major components of the facilities include the low level liquid waste subsystem, the boron management subsystem and the laundry waste management subsystem.

3. Portion of the Reactor Auxiliary Building. The portions of the Reactor Auxiliary Building included herein are those which are provided for the systems described above. The Reactor Auxiliary Building is located adjacent to the Reactor Containment Building.

4. Changes, Additions, Substitutions and Deletions. Any changes in, additions to, substitutions for or deletions of the Facilities pursuant to the provisions of this Agreement.

                                                     EXHIBIT B TO
                                       INSTALLMENT SALE AGREEMENT

                      DEED AND BILL OF SALE

STATE OF LOUISIANA

PARISH OF ST. CHARLES

     KNOW ALL MEN BY THESE PRESENTS, that Louisiana Power & Light Company, a Louisiana corporation (hereinafter called the "Company"), appearing herein through and represented by William
J. Regan, Jr. and Christopher T. Screen, who are respectively a Vice President and Treasurer and an Assistant Secretary of the Company, duly authorized by a resolution adopted by its Board of Directors on October 9, 1995, does by these presents grant, bargain, sell, convey, transfer, assign, set over, abandon and deliver with all legal warranties, and with full substitution and subrogation in and to all rights and actions of warranty which it has or may have against all preceding owners and vendors all of the Company's right, title and interest in the facilities described in Schedule I hereto, subject, however, to Permitted Encumbrances as defined in the Installment Sale Agreement dated as of November l, 1995 (the "Sale Agreement"), between the Company and the Parish of St. Charles, State of Louisiana, a political subdivision of the State of Louisiana (herein called the "Parish"), unto:

     The Parish, appearing herein through and represented by Chris A. Tregre and Joan Becnel, who are respectively the Parish President and Secretary to the Parish Council of said Parish, acting on behalf of the Parish by the authority of an ordinance adopted by its Parish Council at a meeting held on October 2, 1995, said Parish being here present, accepting and purchasing for itself, its successors and assigns, and acknowledging due delivery and possession thereof, all and singular the property described on the schedule attached hereto.

     TO HAVE AND TO HOLD the above described property unto the Parish, its successors and assigns, forever.

     This sale is made and accepted for and in consideration of
the sum of $         cash, receipt of which is hereby
acknowledged, pursuant to the terms and conditions contained in the Sale Agreement.

     All State, Parish and local taxes have been paid by the Company. Taxes for the current year will be paid by the Company.

     WITNESS THE SIGNATURES of the parties this     day of      ,
1995.

ATTEST:                          LOUISIANA POWER & LIGHT COMPANY



By:                              By:
   Assistant Secretary            Vice President and Treasurer



                                 PARISH OF ST. CHARLES,
ATTEST:                          STATE OF LOUISIANA



By:                              By:
        Secretary                Parish President
St. Charles Parish Council


                                                         SCHEDULE

                      PROPERTY DESCRIPTION

                                                     EXHIBIT C TO
                                       INSTALLMENT SALE AGREEMENT

                      DEED AND BILL OF SALE

STATE OF LOUISIANA

PARISH OF ST. CHARLES

     KNOW ALL MEN BY THESE PRESENTS, that the Parish of St. Charles, State of Louisiana, a political subdivision of the State of Louisiana (hereinafter called the "Parish"), appearing herein through and represented by Chris A. Tregre and Joan Becnel, who are respectively the Parish President and Secretary to the Parish Council of the Parish of St. Charles, acting on behalf of the Parish by the authority of an ordinance adopted by its Parish Council at a meeting held on October 2, 1995, does by these presents grant, bargain, sell, convey, transfer, assign, set over, abandon and deliver the facilities described in Schedule I hereto without any warranty whatsoever of any nature or description, even for the return of the purchase price, but with full substitution and subrogation in and to the all rights and actions of warranty which it has or may have against all preceding owners and vendors, unto:

     Louisiana Power & Light Company, a Louisiana corporation (hereinafter called the "Company"), appearing herein through and represented by a William J. Regan, Jr. and Christopher T. Screen, who are respectively a Vice President and Treasurer and an Assistant Secretary of the Company, duly authorized by a resolution adopted by its Board of Directors on October 9, 1995, said Company being here present, accepting and purchasing for itself, its successors and assigns, and acknowledging due delivery and possession thereof, all and singular the property described on the schedule attached hereto.

     TO HAVE AND TO HOLD the above described property unto the Company, its successors and assigns, forever.

     This sale is made and accepted for and in consideration of
the sum of $       , in representation of which the Company binds
and obligates itself to pay all sums, whether of principal, premium or interest on $16,770,000 aggregate principal amount of Parish of St. Charles, State of Louisiana Environmental Revenue Bonds (Louisiana Power & Light Company Project) Series 1995, issued by the Parish pursuant to the terms of an Installment Sale Agreement dated as of November 1, 1995, between the Parish and the Company (the "Sale Agreement"), and a Trust Indenture dated as of November l, 1995 between the Parish and First National Bank of Commerce, as trustee; the obligations of the Company under the Sale Agreement being incorporated herein as if fully set forth herein.

     It is expressly understood and agreed that no lien and/or privilege of any kind, including without limitation, the vendor's lien and/or privilege, is retained by or granted to the Parish in connection herewith, or shall result herefrom; and the Parish does further hereby specifically waive, release, relinquish, renounce and disclaim to the extent permitted by law (a) any and all liens and/or privileges on, in, over or in anywise with respect to the property herein sold and conveyed and any and all portions thereof (with respect to both movable and immovable components and parts thereof), including without limitation any vendor's lien and/or privilege thereon or with respect thereto,
(b) any and all right to a rescission, dissolution, revocation or cancellation of this sale and conveyance, whether for non-payment of the purchase price (or any part thereof) or any other reason, and (c) any and all right to assert any and all resolutory conditions whatsoever, whether express, implied, resulting from operation of law, or otherwise, with respect to this sale and conveyance.

     All State, Parish and local taxes have been paid by the Company Taxes for the current year will be paid by the Company.

     WITNESS THE SIGNATURES of the parties this ___ day of __________, 1995.

                                 PARISH OF ST. CHARLES,
ATTEST:                          STATE OF LOUISIANA



By:                              By:
         Secretary                      Parish President
 St. Charles Parish Council




ATTEST:                          LOUISIANA POWER & LIGHT COMPANY



By:                              By:
    Assistant Secretary           Vice President and Treasurer
                                                         SCHEDULE
                      PROPERTY DESCRIPTION